Exhibit 99.38

                              409A Amendment to the
                   FIRST NATIONAL BANK OF NORTHERN CALIFORNIA
                        Salary Continuation Agreement for
                                ANTHONY CLIFFORD

         FIRST NATIONAL BANK OF NORTHERN CALIFORNIA ("Company") and ANTHONY CLIFFORD ("Executive") originally entered into the FIRST NATIONAL BANK OF NORTHERN CALIFORNIA Salary Continuation Agreement ("Agreement") on September 14, 2004. Pursuant to Section 6.1 of the Agreement, the Company and the Executive hereby adopt this 409A Amendment, effective January 1, 2005.

                                    RECITALS
                                    --------

         This 409A Amendment is intended to bring the Agreement into full compliance with the requirements of Internal Revenue Code Section 409A.

Therefore, the following changes shall be made:

4.   Section 2.6 shall be added to the Agreement and shall read as follows:

         Notwithstanding anything to the contrary in this Agreement, to the extent that any benefit under this Agreement is intended by the parties hereto to provide for a benefit distribution upon "Termination of Employment," "Termination of Service," or other similar severance from employment event (as contemplated in Section 409A(a)(2)(A)(i)), such distribution shall not be deemed a permissible distribution and will not be made to the Executive unless and until such event complies in all respects with the applicable rules and regulations set forth under
         Section 409A of the Code regarding a "Separation from Service" distribution.

5. A new Section 2.7 shall be added to the Agreement, and shall read as follows:

         Restriction on Timing of Distribution. Notwithstanding any provision of this Agreement to the contrary, distributions to Executive may not commence earlier than six (6) months after the date of a Separation from Service if, pursuant to Section 409A of the Code and regulations and guidance promulgated there under, Executive is considered a "specified employee" under Section 416(i) of the Code. In the event a distribution is delayed pursuant to this Section 2.6, the originally scheduled payment shall be delayed for 6 months, and shall commence instead on the first day of the seventh month following the delay. If payments are scheduled to be made in installments, the first six months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six months and instead be made on the first day of the seventh month.

6. A new Section 6.3 shall be added to the Agreement and shall read as follows:

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         6.3      Should the Company or the Executive amend or terminate this
Agreement pursuant to Sections 6.1 or 6.2 above, any such amendment or termination shall in all respects comply with Section 409A of the Code, including but not limited to, the restrictions on distributions following plan termination and the rules governing subsequent changes to distribution elections.


Therefore, the foregoing changes are agreed to.



/s/ JAMES B. RAMSEY                            /s/ ANTHONY CLIFFORD
-------------------------------                ---------------------------------
JAMES B. RAMSEY For the Company                ANTHONY CLIFFORD


Date July 21, 2006                             Date July 21,2006

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